Exhibit 99.1

AVNET ANNOUNCES PRICING OF $300 MILLION IN AGGREGATE PRINCIPAL AMOUNT OF NOTES

Phoenix, AZ – November 30, 2016 – Avnet, Inc. (NYSE: AVT) has announced the pricing of its offering of $300 million aggregate principal amount of 3.750% Notes due 2021 in a registered offering. The offering is expected to close on December 2, 2016, subject to customary closing conditions. Avnet intends to use the net proceeds from the sale of the notes for the repayment or redemption of existing debt. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and MUFG Securities Americas Inc. are joint book-running managers for the offering.

The notes are being offered pursuant to an effective shelf registration statement that was filed by the Company with the Securities and Exchange Commission and became effective immediately upon filing on November 13, 2015. A preliminary prospectus supplement and accompanying prospectus describing the terms of the offering have been filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or other jurisdiction.

The preliminary prospectus supplement and accompanying prospectus relating to this offering may be obtained by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at (800) 294-1322 and J.P. Morgan Securities LLC at (212) 834-4533. An electronic copy of the same may also be obtained at no charge at the Securities and Exchange Commission’s website at www.sec.gov.

About Avnet, Inc.

From components to cloud and from design to disposal, Avnet, Inc. (NYSE: AVT) accelerates the success of customers who build, sell and use technology by providing a comprehensive portfolio of innovative products, services and solutions. (AVT_IR)

Investor Relations

Vincent Keenan, +1 480-643-7053

Vice President, Investor Relations

vincent.keenan@avnet.com